Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Experts” and to the use of our report dated December 23, 2008 incorporated by reference in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen Insured Dividend Advantage Municipal Fund filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-160630).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

October 6, 2009